(11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION


                                   Three Months Ended
                                        March 31
                                  ---------------------
                                     1995       1994
                                  ---------   ---------
Primary:
 Average shares outstanding       3,595,539   3,566,205
 Net effect of dilutive stock
  options based on the
  treasury stock method using
  average market price              120,456     113,623
                                 ----------  ----------

                  TOTALS          3,715,995   3,679,828
                                 ==========  ==========

       Net income                $   98,786  $  133,646
                                 ==========  ==========

       Net income per share      $     0.03  $     0.04
                                 ==========  ==========



Fully diluted:
 Average shares outstanding       3,595,539   3,566,205
 Net effect of dilutive stock
  options based on the
  treasury stock method using
  quarter end market price
  if higher than average
  market price                      124,708     118,319
                                 ----------  ----------

                  TOTALS          3,720,247   3,684,524
                                 ==========  ==========

       Net income                $   98,786  $  133,646
                                 ==========  ==========

       Net income per share      $     0.03  $     0.04
                                 ==========  ==========

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